Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

February 25, 2016 and the Prospectus dated August 31, 2015

Registration No. 333-206678

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.
Guarantor:	AmeriCredit Financial Services, Inc.
Trade Date:	February 25, 2016
Settlement Date:	March 1, 2016 (T+3)
Form of Offering:	SEC Registered (Registration No. 333-206678)

Terms applicable to 4.200% Senior Notes due 2021

Aggregate Principal Amount:	$1,500,000,000

Final Maturity Date:	March 1, 2021

Public Offering Price:	99.929%, plus accrued and unpaid interest, if any, from March 1, 2016

Benchmark Treasury:	1.375% due January 31, 2021

Benchmark Treasury Yield:	1.166%

Spread to Benchmark Treasury:	T+305 bps

Coupon:	4.200%

Yield to Maturity:	4.216%

Interest Payment Dates:	March 1 and September 1, commencing on September 1, 2016

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+50 bps prior to February 1, 2021 (the date that is one month prior to the final maturity date)

Par call on or after February 1, 2021 (the date that is one month prior to the final maturity date)

CUSIP / ISIN:	37045XBF2 / US37045XBF24

Joint Book-Running Managers:	J.P. Morgan Securities LLC Credit Agricole Securities (USA) Inc. Lloyds Securities Inc. Mizuho Securities USA Inc. Société Générale

Co-Managers:	BB Securities Ltd. RBS Securities Inc. The Williams Capital Group, L.P. CastleOak Securities, L.P. Drexel Hamilton, LLC

Terms applicable to 5.250% Senior Notes due 2026

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	March 1, 2026

Public Offering Price:	99.639%, plus accrued and unpaid interest, if any, from March 1, 2016

Benchmark Treasury:	1.625% due February 15, 2026

Benchmark Treasury Yield:	1.697%

Spread to Benchmark Treasury:	T+360 bps

Coupon:	5.250%

Yield to Maturity:	5.297%

Interest Payment Dates:	March 1 and September 1, commencing on September 1, 2016

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+50 bps prior to December 1, 2025 (the date that is three months prior to the final maturity date)

Par call on or after December 1, 2025 (the date that is three months prior to the final maturity date)

CUSIP / ISIN:	37045XBG0 / US37045XBG07

Joint Book-Running Managers:	J.P. Morgan Securities LLC Credit Agricole Securities (USA) Inc. Lloyds Securities Inc. Mizuho Securities USA Inc. Société Générale

Co-Managers:	BB Securities Ltd. RBS Securities Inc. The Williams Capital Group, L.P. CastleOak Securities, L.P. Drexel Hamilton, LLC

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Crédit Agricole Securities (USA) Inc., Attn: Sherry Xu, 1301 Avenue of the Americas, 17th Floor, New York, NY 10019, tel: (212) 261-7327, e-mail: sherry.xu@ca-cib.com; J.P. Morgan Securities LLC, Attention: High Grade Syndicate Desk, telephone: +1(212) 834-4533; Lloyds Securities, Inc., Attention: Ken Cawley, 1095 Avenue of the Americas, 35th Floor, New York, NY 10036, telephone: +1(212) 827 3117, email: NALSIFinanceandOperations@lbusa.com; Mizuho Securities USA Inc., Attention: Debt Capital Markets, 320 Park Avenue, 12th Floor, New York, NY 10022; telephone: (866)-271-7403; Société Générale, 10 Bishops Square, London E1 6EG, United Kingdom, Toll-free: +1 855 881 2108, Collect Call Number: +44 20 7676 7926.